UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2016

FORESIGHT ENERGY LP
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36503	80-0778894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway Suite 2600 Saint Louis, MO 63102
(Address of Principal Executive Offices)

(314) 932-6160
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events.

Foresight Energy LLC and Foresight Energy Finance Corporation (together, the “Issuers”), wholly owned subsidiaries of Foresight Energy LP (the “Partnership”), did not pay the approximately $23.6 million accrued and unpaid interest that was due on February 16, 2016 under the indenture (the “Indenture”) governing the Issuers’ 7.875% Senior Notes due 2021 (the “Notes”) or during the 30-day grace period contemplated by the Indenture.  The failure to pay the interest within the 30-day grace period triggered an event of default under the Indenture.  Events of default also exist under Foresight Energy LLC’s credit agreement governing its senior secured credit facilities, Foresight Receivables LLC’s receivables financing agreement and the credit agreements governing certain equipment financings of certain other subsidiaries of the Partnership as a result of the Issuers failing to make the interest payment prior to the end of the 30-day grace period.

The Issuers’ existing forbearance agreement with certain holders of the Notes remains in effect through March 22, 2016.  The existing forbearance agreement with certain lenders under Foresight Receivables LLC’s receivables financing agreement remains in effect through March 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Foresight Energy LP
By:	Foresight Energy GP LLC,
its general partner
By:	/s/ Robert D. Moore
Robert D. Moore
President and Chief Executive Officer
Date: March 18, 2016